Exhibit (h)(7)

ADMINISTRATIVE SERVICES AGREEMENT

This ADMINISTRATIVE SERVICES AGREEMENT (the “Agreement”) is made as of this 17th day of March, 2009 by and between American Pension Investors Trust (the “Trust”), a Massachusetts business trust, and Yorktown Management & Research Company, Inc. (“Yorktown”), a Maryland corporation.

WITNESSETH THAT:

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), consisting of several series portfolios (the “Funds”), each of which may consist of one or more classes of shares of common stock;

WHEREAS, the Trust desires to appoint Yorktown as its Administrative Services Agent on behalf of the Funds listed on Schedule A to perform certain administrative services for the Funds and to provide certain other ministerial services to implement the investment decisions of the Funds and the investment adviser of each Fund; and

WHEREAS, Yorktown is willing to perform such functions upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

Section 1. Appointment. The Trust hereby appoints Yorktown as its Administrative Services Agent on behalf of the Funds listed on Schedule A, and Yorktown hereby accepts such appointment, to furnish the Funds listed on Schedule A, as may be amended from time to time, with administrative services as set forth in this Agreement.

Section 2. Duties. Yorktown shall perform or supervise the performance of others of the services set forth in Schedule B hereto. Yorktown shall provide the Trust with all necessary office space, equipment, personnel, facilities (including facilities for Shareholders’ and Trustees’ meetings) and compensation for providing such services. Yorktown may sub-contract with third parties to perform certain of the services to be performed by Yorktown hereunder; PROVIDED, however, that Yorktown shall remain principally responsible to the Trust for the acts and omissions of such other entities.

Except with respect to Yorktown’s duties as set forth in this Agreement, and except as otherwise specifically provided herein, the Trust assumes all responsibility for ensuring that each Fund complies with all applicable requirements of the Securities Act of 1933, the 1940 Act and any other laws, rules and regulations, or interpretations thereof, of governmental authorities with jurisdiction over each Fund.

Section 3. Compensation and Expenses. The Trust agrees to pay Yorktown compensation for its services as set forth in Schedule A attached hereto, or as shall be set forth in amendments to such schedule approved by the Board of Trustees of the Trust (the “Board”) and Yorktown. Fees will begin to accrue for each Fund on the latter of the date of this Agreement or the date of commencement of operations of the Fund. If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. Upon the termination of this Agreement with respect to a Fund, the Fund shall pay to Yorktown such compensation as shall be payable prior to the effective date of termination.

In addition, the Trust shall reimburse Yorktown from the assets of each Fund certain reasonable expenses incurred by Yorktown on behalf of each Fund individually in connection with the performance of this Agreement. Such out-of-pocket expenses shall include, but not be limited to: documented fees and costs of obtaining advice of Fund counsel or accountants in connection with its services to each Fund; postage; long distance telephone; special forms required by each Fund; any economy class travel which may be required in the performance of its duties to each Fund; and any other extraordinary expenses it may incur in connection with its services to each Fund.

All fees and reimbursements are payable in arrears on a monthly basis and the Trust, on behalf of the applicable Fund, agrees to pay all fees and reimbursable expenses within ten (10) business days following receipt of the respective billing notice.

Section 4. Trust Reports to Yorktown. The Trust shall furnish or otherwise make available to Yorktown such copies of each Fund’s prospectus, statement of additional information, financial statements, proxy statements, shareholder reports, each Fund’s net asset value per share, declaration, record and payment dates, amounts of any dividends or income, special actions relating to each Fund’s securities and other information relating to the Trust’s business and affairs as Yorktown may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement. Yorktown shall maintain such information as required by regulation and as agreed upon between the Trust and Yorktown.

Section 5. Maintenance of Records. Yorktown shall create and maintain all records required by applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the 1940 Act and the rules thereunder, as they may be amended from time to time, pertaining to the various functions Yorktown performs under this Agreement and which are not otherwise created or maintained by another party pursuant to contract with the Trust. All such records shall be the property of the Trust and will be preserved, maintained and made available in accordance with Section 31 of the 1940 Act and the rules thereunder, and will be surrendered promptly to the Fund on and in accordance with the Trust’s request. The Trust and the Trust’s authorized representatives shall have access to Yorktown’s records relating to the services to be performed under this Agreement at all times during Yorktown’s normal business hours. Upon the reasonable request of the Trust, copies of any such records shall be provided promptly by Yorktown to the Trust or the Trust’s authorized representatives.

Section 6. Reliance on Trust Instructions and Experts. Yorktown may rely upon the written advice of the Trust and upon statements of the Trust’s legal counsel, accountants and other persons believed by it in good faith to be expert in matters upon which they are consulted, and Yorktown shall not be liable for any actions taken in good faith upon such statements.

Section 7. Standard of Care. Yorktown shall be under no duty to take any action on behalf of a Fund except as necessary to fulfill its duties and obligations as specifically set forth herein or as may be specifically agreed to by Yorktown in writing. Yorktown shall at all times act in good faith and agrees to use its best effect within reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility for any loss arising out of any act or omission in carrying out its duties hereunder, except a loss resulting from Yorktown’s, its employees’ or its agents’ willful misfeasance, bad faith or gross negligence in the performance of Yorktown’s duties under this Agreement, or by reason of reckless disregard of Yorktown’s, its employees’ or its agents’ obligations and duties hereunder. Notwithstanding the foregoing, the limitation on Yorktown’s liability shall not apply to the extent any loss or damage results from any fraud committed by Yorktown or any intentionally bad or malicious acts (that is, acts or breaches undertaken purposefully under circumstances in which the person acting knows or has reason to believe that such act or breach violates such person’s obligations under this Agreement or can cause danger or harm) of Yorktown.

Without limiting the generality of the foregoing or of any other provision of this Agreement, (i) Yorktown shall not be liable for losses beyond its control, provided that Yorktown has acted in accordance with the standard of care set forth above; and (ii) Yorktown shall not be liable for (A) the validity or invalidity or authority or lack thereof of any oral or written instructions provided by the Fund, notice or other instrument which conforms to the applicable requirements of this Agreement, and which Yorktown reasonably believes to be genuine; or (B) subject to Section 25, delays or errors or loss of data occurring by reason of circumstances beyond Yorktown’s control, including fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

Section 8. Limitation of Liability Regarding Yorktown. Yorktown shall not be liable for any actions taken in good faith reliance upon any authorized written instructions or any other document reasonably believed by Yorktown to be genuine and to have been executed or signed by the proper person or persons. Yorktown shall not be held to have notice of any change of authority of any officer, employee or agent of the Trust until receipt of notification thereof by the Trust.

Section 9. Limited Recourse. Yorktown hereby acknowledges that the Funds’ obligations hereunder with respect to the Shares are binding only on the assets and property belonging to the Funds. The obligations of the parties hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Funds personally, but shall bind only the property of the Funds. The execution and delivery of this agreement by such officers shall not be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the Funds’ property.

Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Trust are separate and distinct from the assets and liabilities of each other Series and that no Series shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.

Section 10. Indemnification by the Funds. Each Fund shall indemnify Yorktown and hold it harmless from and against any and all losses, damages and expenses, including reasonable attorneys’ fees and expenses, incurred by Yorktown that result from: (i) any claim, action, suit or proceeding in connection with Yorktown’s entry into or performance of this Agreement with respect to such Fund; or (ii) any action taken or omission to act committed by Yorktown in the performance of its obligations hereunder with respect to such Fund; or (iii) any action of Yorktown upon instructions believed in good faith by it to have been executed by a duly authorized officer or representative of the Trust with respect to such Fund; or (iv) any error, omission, inaccuracy or other deficiency of any information provided to Yorktown by the Trust, or the failure of the Trust to provide or make available any information requested by Yorktown knowledgeably to perform its functions hereunder; PROVIDED, that Yorktown shall not be entitled to such indemnification in respect of actions or omissions constituting gross negligence, bad faith or willful misfeasance in the performance of its duties, or by reckless disregard of such duties, on the part of Yorktown or its employees, agents or contractors.

Section 11. Indemnification by Yorktown. Yorktown shall indemnify each Fund and hold it harmless from and against any and all losses, damages and expenses, including reasonable attorneys’ fees and expenses, incurred by such Fund which result from: (i) Yorktown’s failure to comply with the terms of this Agreement with respect to such Fund; or (ii) Yorktown’s lack of good faith in performing its obligations hereunder with respect to such Fund; or (iii) Yorktown’s gross negligence or misconduct or that of its employees, agents or contractors in connection herewith with respect to such Fund.

In order that the indemnification provisions contained in Sections 10 and 11 shall apply, upon the assertion of an indemnification claim, the party seeking the indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The Trust shall have the option to participate with Yorktown in the defense of such claim or to defend against said claim in its own name or that of Yorktown. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the indemnifying party’s written consent, which consent shall not be unreasonably withheld.

Section 12. Confidentiality. Yorktown agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Trust and its Shareholders received by Yorktown in connection with this Agreement, including any non-public personal information as defined in Regulation S-P, and that it shall not use or disclose any such information except for the purpose of carrying out the terms of this Agreement; PROVIDED, however, that Yorktown may disclose such information as required by law or in connection with any requested disclosure to a regulatory authority with appropriate jurisdiction after prior notification to the Trust.

Upon termination of this Agreement, Yorktown shall return to the Trust all copies of confidential or non-public personal information received from the Trust hereunder, other than materials or information required to be retained by Yorktown under applicable laws or regulations. Yorktown hereby agrees to dispose of any “consumer report information,” as such term is defined in Regulation S-P.

Section 13. Holidays. Except as required by laws and regulations governing investment companies, nothing contained in this Agreement is intended to or shall require Yorktown, in any capacity hereunder, to perform any functions or duties on any holiday or other day of special observance on which Yorktown is closed. Functions or duties normally scheduled to be performed on such days shall be performed on, and as of, the next business day on which both the Trust and Yorktown are open. Yorktown will be open for business on days when the Trust is open for business and/or as otherwise set forth in each Fund’s prospectus(es) and Statement(s) of Additional Information.

Section 14. Duration and Termination. The term of this Agreement shall begin on the date first above written, and unless sooner terminated as hereinafter provided, shall remain in effect until October 31, 2009. Thereafter, if not terminated, this Agreement shall continue in effect from year to year if such continuation shall be specifically approved at least annually (i) by vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of the Fund. Any approval of this Agreement or the renewal thereof by the vote of a majority of the outstanding voting securities of the Fund, or by the Trustees of the Trust which shall include a majority of the non-interested Trustees, shall be effective to continue this Agreement with respect to the Fund notwithstanding (a) that this Agreement or the renewal thereof has not been so approved as to any other Fund or (b) that this Agreement or the renewal thereof has not been approved by the vote of a majority of the outstanding voting securities of the Trust as a whole.

This Agreement may be terminated by either party at any time, without the payment of a penalty upon ninety (90) days’ written notice to other party. Any termination shall be effective as of the date specified in the notice or upon such later date as may be mutually agreed upon by the parties. Upon notice of termination of this Agreement by either party, Yorktown shall promptly transfer to the successor administrator the original or copies of all books and records maintained by Yorktown under this Agreement including, in the case of records maintained on computer systems, copies of such records in machine-readable form, and shall cooperate with, and provide reasonable assistance to, the successor administrator in the establishment of the books and records necessary to carry out the successor administrator’s responsibilities. If this Agreement is terminated by the Trust, the Trust shall be responsible for all reasonable out-of-pocket expenses or costs associated with the movement of records and materials to the successor administrator. Additionally, Yorktown reserves the right to charge for any other reasonable expenses associated with such termination.

Section 15. Notice. Any notice or other communication required by or permitted to be given in connection with this Agreement shall be in writing, and shall be delivered in person or sent by first-class mail, postage prepaid, to the respective parties at their last known address, except that oral instructions may be given if authorized by the Board and preceded by a certificate from the Trust’s Secretary so attesting. Notices to the Trust shall be directed to 2303 Yorktown Avenue, Lynchburg, Virginia 24501, Attention: Mr. David D. Basten; and notices to Yorktown shall be directed to: 2303 Yorktown Avenue, Lynchburg, Virginia 24501, Attention: Mr. David D. Basten.

Section 16. Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which, when so executed, shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

Section 17. Assignment; Third Party Beneficiaries. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; PROVIDED, however, that this Agreement shall not be assignable by either party without the written consent of the other party. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

Section 18. Services Not Exclusive. The services of Yorktown to the Trust are not deemed exclusive, and Yorktown shall be free to render similar services to others, to the extent that such service does not affect Yorktown’s ability to perform its duties and obligations hereunder.

Section 19. Headings. All Section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and will not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, will be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the contract requires.

Section 20. Entire Agreement. This Agreement contains the entire agreement between the parties hereto as to the subject matter of this Agreement and supersedes all prior agreements, understandings and arrangements to the subject matter thereof.

Section 21. Consequential Damages. Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement.

Section 22. Amendments. This Agreement may be amended from time to time by a writing executed by the Trust and Yorktown. The compensation stated in Schedule A attached hereto may be adjusted from time to time by the execution of a new schedule signed by both of the parties.

Section 23. Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by written instrument executed by such party. No failure of either party hereto to exercise any power or right granted hereunder, or to insist upon strict compliance with any obligation hereunder, and no custom or practice of the parties with regard to the terms of performance hereof, will constitute a waiver of the rights of such party to demand full and exact compliance with the terms of this Agreement.

Section 24. Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

Section 25. Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, acts of war or terrorism, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes; provided, however, that this provision shall not imply that Yorktown is excused from maintaining reasonable business continuity plans to address potential service outages.

Section 26. Survival. The obligations of Sections 7, 8, 9, 10, 11, 12, 21 and 27 shall survive any termination of this Agreement.

Section 27. Governing Law. This Agreement shall be governed by and construed to be in accordance with the laws of the Commonwealth of Virginia, without reference to choice of law principles thereof, and in accordance with the applicable provisions of the 1940 Act. To the extent that the applicable laws of the Commonwealth of Virginia, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers as of the day and year first above written.

AMERICAN PENSION INVESTORS TRUST

By:	/s/ DAVID D. BASTEN
David D. Basten
President

YORKTOWN MANAGEMENT AND RESEARCH COMPANY, INC.

By:	/s/ DAVID D. BASTEN
David D. Basten
President

Schedule A

to the

Administrative Services Agreement

between

American Pension Investors Trust (the “Trust”)

and

Yorktown Management & Research Company, Inc. (“Yorktown”)

Dated March 17, 2009

Compensation to be Paid to Yorktown:

API Master Allocation Fund

Yorktown shall be paid an asset-based administrative fee, computed daily and paid monthly, at the following annual rates based on the average daily net assets of the Fund:

Name of Fund	Administrative Services Fee
API Master Allocation Fund	0.07% on the first $100 million (with a minimum annual fee of $35,000 for the initial two classes and $5,000 per additional class); 0.05% on the next $150 million; and 0.02% on assets in excess of $250 million

A-1

Schedule B

to the

Administrative Services Agreement

between

American Pension Investors Trust (the “Trust”)

and

Yorktown Management & Research Company, Inc. (“Yorktown”)

Dated March 17, 2009

Services to be Provided by Yorktown:

1.	Subject to the direction and control of the Board of Trustees of the Trust (the “Board”), Yorktown shall manage all aspects of each Fund’s operations with respect to each Fund except those that are the specific responsibility of any other service provider hired by the Trust, all in such manner and to such extent as may be authorized by the Board.

2.	Oversee the performance of administrative and professional services rendered to each Fund by others, including its custodian, fund accounting agent, transfer agent and dividend disbursing agent as well as legal, auditing, shareholder servicing and other services performed for each Fund, including:

(a)	The preparation and maintenance by each Fund’s custodian, transfer agent, dividend disbursing agent and fund accountant in such form, for such periods and in such locations as my be required by applicable law, of all documents and records relating to the operation of each Fund required to be prepared or maintained by the Trust or its agents pursuant to applicable law.

(b)	The reconciliation of account information and balances among each Fund’s custodian, transfer agent, dividend disbursing agent and fund accountant.

(c)	The transmission of purchase and redemption orders for shares.

(d)	The performance of fund accounting, including the accounting services agent’s calculation of the net asset value (“NAV”) of each Fund’s shares.

3.	For new series or classes, obtain CUSIP numbers, as necessary, and estimate organizational costs and expenses and monitor against actual disbursements.

4.	Assist each Fund’s investment adviser in monitoring fund holdings for compliance with prospectus investment restrictions and limitations and assist in preparation of periodic compliance reports, as applicable.

5.	Prepare and assist with reports for the Board as may be mutually agreed upon by the parties.

6.	Prepare and mail quarterly and annual Code of Ethics forms for: (i) disinterested Board members, as necessary; and (ii) interested Board members and officers of the Trust, if any, including a review of returned forms against portfolio holdings and reporting to the Board.

7.	Maintain general Board calendars and regulatory filings calendars.

8.	As mutually agreed to by the parties, prepare updates to and maintain copies of the Trust’s charter and by-laws.

9.	Coordinate with insurance providers, including soliciting bids for Directors & Officers/Errors & Omissions insurance and fidelity bond coverage, coordinate the filing of fidelity bonds with the SEC and make related Board presentations.

10.	Prepare selected management reports for performance and compliance analyses agreed upon by the Trust and Yorktown from time to time.

11.	Advise the Trust and the Board on matters concerning each Fund and its affairs.

12.	With the assistance of the counsel to the Trust, the investment adviser, officers of the Trust and other relevant parties, prepare and disseminate materials for meetings of the Board on behalf of each Fund, and any committees thereof, including agendas and selected financial information as agreed upon by the Trust and Yorktown from time to time; attend and participate in Board meetings to the extent requested by the Board; and prepare minutes of the meetings of the Board for review by Trust’s legal counsel, as necessary.

13.	Provide assistance to each Fund’s independent public accountants in order to determine income and capital gains available for distribution and calculate distributions required to meet regulatory, income and excise tax requirements.

14.	Assist each Fund’s independent public accountants with the preparation of each Fund’s federal, state and local tax returns to be review by each Fund’s independent public accountants.

15.	Prepare and maintain each Fund’s operating expense budget to determine proper expense accruals to be charged to each Fund in order to calculate its daily NAV.

16.	In consultation with counsel for the Trust, assist in and oversee the preparation, filing, printing and where applicable, dissemination to shareholders of the following:

(a)	Amendments to each Fund’s Registration Statement on Form N-1A.

(b)	Periodic reports to each Fund’s shareholders and the U.S. Securities and Exchange Commission (the “SEC”), including but not limited to annual reports and semi-annual reports.

(c)	Notices pursuant to Rule 24f-2.

(d)	Proxy materials.

(e)	Reports to the SEC on Form N-SAR, Form N-CSR, Form N-Q and Form N-PX.

17.	Coordinate each Fund’s annual or SEC audit by:

(a)	Assisting each Fund’s independent auditors, or, upon approval of each Fund, any regulatory body in any requested review of each Fund’s accounts and records.

(b)	Providing appropriate financial schedules (as requested by each Fund’s independent public accountants or SEC examiners); and

(c)	Providing office facilities as may be required.

18.	Assist the Trust in the handling of routine regulatory examinations and work closely with the Trust’s legal counsel in response to any non-routine regulatory matters.

19.	After consultation with counsel for the Trust and the investment adviser, assist the investment adviser to determine the jurisdictions in which shares of each Fund shall be registered or qualified for sale; register, or prepare applicable filings with respect to, the shares with the various state and other securities commissions, provided that all fees for the registration of shares or for qualifying or continuing the qualification of each Fund shall be paid by each Fund.

20.	Monitor sales of shares, and ensure that the shares of the Trust are duly registered with the SEC.

21.	Oversee the calculation of performance data for dissemination to information services covering the investment company industry, for sales literature of each Fund and other appropriate purposes.

22.	Prepare, or cause to be prepared, expense and financial reports, including Fund budgets, expense reports, pro-forma financial statements, expense and profit/loss projections and fee waiver/expense reimbursement projections on a periodic basis.

23.	Authorize the payment of Fund expenses and pay, from Fund assets, all bills of each Fund.

24.	Provide information typically supplied in the investment company industry to companies that track or report price, performance or other information with respect to investment companies.

25.	Assist each Fund in the selection of other service providers, such as independent accountants, law firms and proxy solicitors; and perform such other recordkeeping, reporting and other tasks as may be specified from time to time in the procedures adopted by the Board; PROVIDED that Yorktown need not begin performing any such task except upon 60 days’ notice and pursuant to mutually acceptable compensation agreements.

26.	Provide assistance to each Fund in the servicing of shareholder accounts, which may include telephone and written conversations, assistance in redemptions, exchanges, transfers and opening accounts as may be required from time to time. Yorktown shall, in addition, provide such additional administrative non-advisory management services as Yorktown and the Trust may from time to time agree.

27.	Assist the Trust’s Chief Compliance Officer with issues regarding the Trust’s compliance program (as approved by the Board in accordance with Rule 38a-1 under the 1940 Act) as reasonably requested.

28.	Perform certain compliance procedures for the Trust which will include, among other matters, monitoring compliance with personal trading guidelines by the Trust’s Board.

29.	Assist the Trust with its obligations under Section 302 and 906 of the Sarbanes-Oxley Act of 2002 and Rule 30a-2 under the 1940 Act, including the establishment and maintenance of internal controls and procedures that are reasonably designed to ensure that information prepared or maintained in connection with administration services provided hereunder is properly recorded, processed, summarized, or reported by Yorktown or its affiliates on behalf of the Trust so that it may be included in financial information certified by the Trust’s officers on Form N-CSR and Form N-Q.

30.	Prepare and file any claims in connection with class actions involving portfolio securities, handle administrative matters in connection with the litigation or settlement of such claims, and prepare a report to the Board regarding such matters.

31.	Yorktown shall provide such other services and assistance relating to the affairs of each Fund as the Trust may, from time to time, reasonably request pursuant to mutually acceptable compensation agreements.

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